Exhibit 5.1

National Holdings Corporation

410 Park Avenue, 14th Floor

New York, N.Y. 10022

Ladies and Gentlemen:

We have acted as counsel to National Holdings Corporation, a Delaware corporation (the “Company”), in connection with the proposed offering by the Company of warrants (the “Warrants”) to purchase up to 12,437,916 shares of the common stock, par value $0.02 per share, of the Company (“Common Stock”), and the issuance of 12,437,916 shares of Common Stock to be issued upon exercise of the Warrants (the “Warrant Shares”). The Warrants are being issued pursuant to the Warrant Agreement dated December 13, 2016 (the “Warrant Agreement”) among the Company, on the one hand, and Computershare Inc. and its wholly-owned subsidiary Computershare Trust Company, N.A. (together, the “Warrant Agent”), on the other hand. The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-214791) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Warrants and the Warrant Shares. We have been asked by the Company to render this opinion.

We have examined originals or copies of: (a) the Registration Statement; (b) the Certificate of Incorporation and By-laws of the Company, each as amended to the date hereof; (c) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Warrants; (d) the Warrant Agreement (including the exhibits attached thereto); and (e) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, assuming the due authorization, execution and delivery of the Warrant Agreement by the Company and the Warrant Agent:

(i)

the Warrants, when issued and delivered by the Company in accordance with the Warrant Agreement, and in the manner described therein and in the prospectus contained in the Registration Statement, will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(ii)

when issued pursuant to the exercise of Warrants in accordance with the terms of the Warrant Agreement and the Warrants, against payment of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws currently in effect, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pryor Cashman LLP

Pryor Cashman LLP